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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15


   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 333-58995

                              Mid-State Trust VIII
              (Issuer in respect of the Mid-State Trust VIII 7.791%
                               Asset-Backed Bonds)
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              (Exact name of registrant as specified in its charter

              c/o First Union National Bank, 401 South Tryon Street
                    Charlotte, NC 28288-1179, (704) 383-9568
          ------------------------------------------------------------
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                 Mid-State Trust VIII 7.791% Asset-Backed Bonds
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place and X in the box(es) to designate the appropriate rule provision(s) relied upon to Terminate or suspend the duty to file reports

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  Rule 12g-4(a)(1)(i)                         Rule 12h-3(b)(1)(ii)
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  Rule 12g-4(a)(1)(ii)                        Rule 12h-3(b)(2)(i)
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  Rule 12g-4(a)(2)(i)                         Rule 12h-3(b)(2)(ii)
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  Rule 12g-4(a)(2)(ii)                        Rule 12h-3(b)(2)(ii)
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  Rule 12h-3(b)(1)(i)    |X|                  Rule 15d-6              |X|
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                  Approximate number of holders of record as of
                       the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934 Mid-State Trust VIII has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  September 14, 2000               BY:  First Union National Bank,
                                             as Indenture Trustee and on behalf
                                             of Mid-State Trust VIII

                                        BY:  /s/ Robert Ashbaugh